UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 15, 2015

MineralRite Corporation

(Exact name of Registrant as Specified in its Charter)

Nevada	000-27739	90-0315909
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

55 South Geneva Road

  Lindon, Utah  84042

 (Address of Principal Executive Offices including Zip Code)

(801) 796-8944

 (Registrant’s Telephone Number, including Area Code)

________________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry or Termination of a Material Definitive Agreement

On or about January 10, 2015 MineralRite Corporation, a Nevada corporation (the “Company”)  entered into a convertible note purchase agreement (the “Loan Agreement”) with River North Equity, Inc., an Illinois corporation (“River North”) in the principal amount of $77,778 at an original issue discount of 10% maturing one year from the date of issuance.  The promissory note issued under the Loan Agreement (the “Note”) bears interest at a rate of 6% per annum and the principal and interest due thereunder are convertible into shares of the Company’s common stock at a 50% discount to market, as further defined in the Note, at any time beginning 180 days from the date of issuance until maturity.  The Note may not be prepaid without penalty and the Loan Agreement provides for certain registration rights and rights of first refusal in the event that the Company seeks further investment from other parties. The Note is secured by a pledge of preferred shares held by our CEO, Guy Peckham.

In addition to the Loan Agreement the Company entered into a Securities Purchase Agreement (the “Investment Agreement”) with River North. Pursuant to the Investment Agreement, and subject to certain restrictions and conditions, the Company may issue and sell to the River North, and River North shall purchase from the Company, up to that number of shares of the Company’s common stock having an aggregate purchase price of ten million dollars ($10,000,000), over a period of 24 months from the first trading day following the effectiveness of the registration statement registering the resale of shares purchased by River North pursuant to the Investment Agreement, but not more than 30 months from the date of the Investment Agreement.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum investment amount that the Company is entitled to draw down from River North in any one draw down notice is the  purchase price multiplied by the lesser of either: (i) 4.99% of the outstanding shares of common stock as of the closing trading day immediately preceeding the applicable commencement date and (ii) the average daily trading volume of the common stock during the draw down pricing period multiplied by three. However, the maximum investment amount shall not exceed $500,000.

The purchase price shall be set at seventy percent (70%) (60% in the case of a DTC Chill) of the lower of (i) the average closing bid price during the ten trading days preceeding the draw down notice delivery date or (ii) the Closing Price on the date the draw down notice is delivered to River North, in each case subject to adjustment for reverse splits etc.

There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put. During such time, the Company shall not be entitled to deliver another draw down notice. In addition, River North will not be obligated to purchase shares of the Company’s common stock if: (i) there is no effective registration statement to cover the resale of the shares of common stock; (ii) the common stock is suspended from trading or the Company is notified of any pending or threatened proceeding or other action to suspend the trading of the common stock; (iii) the Company has not complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement or any other related agreement; (iv) certain other conditions described in the Investment Agreement are not met.

The Investment Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. The Investment Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below). Investors should read the Investment Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

Pursuant to the terms of a Registration Rights Agreement dated January 10, 2015 between the Company and the Investor (the “Registration Rights Agreement”), the Company is obligated to file one or more registrations statements with the SEC to register the resale by River North of the shares of Common Stock issued or issuable under the Investment Agreement. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement remain effective by the SEC as provided for in the Investment Agreement.

The foregoing description of each of the Convertible Note Purchase Agreement, the Convertible Promissory Note, the Pledge and Security Agreement, the Investment Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the forgoing, respectively, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this Report on Form 8-K and incorporated herein by reference.

  Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Convertible Note Purchase Agreement by and between MineralRite Corporation and River North equity, Inc. dated as of January 10, 2015

10.2	Convertible Promissory Note by and between MineralRite Corporation and River North equity, Inc. dated as of January 10, 2015
10.3	Pledge and Security Agreement by and between Guy Peckham and River North Equity, Inc. dated January 10, 2015
10.4	Securities Purchase Agreement by and between MineralRite Corporation and River North equity, Inc. dated as of January 10, 2015
10.5	Registration Rights Agreement by and between MineralRite Corporation and River North equity, Inc. dated as of January 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 22, 2015

MINERALRITE CORPORATION

By:    /s/   Guy Peckham

Name:   Guy Peckham

Title:     Chief Executive Officer